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Exhibit 99.4

STIFEL, NICOLAUS & COMPANY, INCORPORATED

May 1, 2020

Special Committee of the Board of Directors
WillScot Corporation
901 S. Bond Street, Suite 600
Baltimore, MD 21231

  Re:    Amendment No. 1 to the Registration Statement on Form S-4 of WillScot Corporation

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated March 1, 2020, with respect to the fairness, from a financial point of view, to WillScot Corporation ("WillScot") of the exchange ratio of 2.4050 shares of class A common stock of WillScot per share of common stock of Mobile Mini, Inc. ("Mobile Mini") in connection with the merger of Picasso Merger Sub, Inc. ("Merger Sub), a wholly-owned subsidiary of WillScot, with and into Mobile Mini, with Mobile Mini surviving the merger as a wholly-owned subsidiary of WillScot pursuant to the Agreement and Plan of Merger, dated March 1, 2020, by and among WillScot, Merger Sub and Mobile Mini.

        The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of WillScot in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that WillScot has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by WillScot or its stockholders.

        In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated", "The Merger—Background of the Merger", "The Merger—WillScot Board's Recommendation and Reasons for the Merger and "The Merger—Opinions of WillScot's Financial Advisors—Opinion of Stifel, Nicolaus & Company, Incorporated" in, and to the inclusion of such opinion as Annex G to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ Stifel, Nicolaus & Company, Incorporated STIFEL, NICOLAUS & COMPANY, INCORPORATED

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  Exhibit 99.4